UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2008

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 27, 2008, pursuant to a Share Purchase Agreement with certain selling shareholders of BGS Smartcard Systems AG (“BGS”), we acquired 80.1% of the shares of BGS, an Austrian private company that provides smart card-based payment systems to banks, enterprises and government authorities in Russia, Ukraine, Uzbekistan, India and Oman. BGS’ system, Dual Universal Electronic Transactions (“DUET”), was developed by BGS as a derivative of the first version of our UEPS technology that we licensed to BGS in 1993. BGS’ largest customer is Sberbank, the largest financial institution in Russia, which owns the remaining 19.9% of BGS. In the acquisition, we paid the selling shareholders approximately €71.5 million in cash and issued certain shareholders an aggregate of 40,134 shares of our common stock. We financed the cash portion of the purchase price with the proceeds of the bank financing described in Item 2.03.

The description set forth above is qualified in its entirety by the Share Purchase Agreement which will be filed as an exhibit to our next quarterly report on Form 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 27, 2008, pursuant to a facility agreement, Smartswitch Netherlands C.V., one of our subsidiaries, borrowed $110 million from Investec Bank (UK) Limited in order to finance our acquisition of BGS. Net 1 Applied Technologies B.V., another one of our subsidiaries, is also an obligor under the facility agreement.

The loan is repayable in monthly installments of $20 million beginning on the two month anniversary of the loan with the remaining principal amount and all accrued and unpaid interest due on the six month anniversary of the loan. We may prepay all or a portion of the loan at any time and without penalty. The loan bears interest at 2.50% over the London Interbank Offered Rate.

The facility agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, restrictions on asset dispositions and borrowings. The facility agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lender may declare the outstanding loan immediately due and payable.

The loan is guaranteed by Net 1 UEPS Technologies, Inc. (“Net1”) pursuant to a deed of guarantee and is secured by pledges by Net1 of cash deposits pursuant to a deed of charge over deposits and our ownership interests in Net1 Applied Technologies South Africa Limited pursuant to a cession and pledge in security. We have also entered into a deed of subordination which subordinates certain payments between the borrower and Net1 in favor of the lender.

The description set forth above is qualified in its entirety by the facility agreement and related documents, which will be filed as exhibits to our next quarterly report on Form 10-Q.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosure under Item 2.01 of this report, which is incorporated by reference in this Item 3.02.

The shares of common stock issued in connection with our acquisition of BGS were offered and sold pursuant to Regulation S under the Securities Act of 1933, as amended. The offer and sale of our shares was made in an “offshore transaction” (as defined in the Securities Act) to persons outside the United States and otherwise in accordance with the requirements of Regulation S.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2008, Tom Tinsley, a managing director of General Atlantic LLC, will become a director of Net1. Mr. Tinsley will serve as the one board designee of General Atlantic LLC pursuant to the Stock Purchase Agreement, dated July 18, 2005, by and among certain shareholders of Net1, certain investment entities affiliated with General Atlantic LLC and Net1. Mr. Tinsley will replace Florian Wendelstadt, who will resign as a director also effective September 1, 2008. Pursuant to the Stock Purchase Agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with General Atlantic LLC. Mr. Tinsley will serve on the Remuneration Committee and the Nominating and Corporate Governance Committee.

Item 8.01. Other Events.

In connection with the acquisition of BGS, we issued a press release. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1, but is not incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits.

99.1	Press Release announcing acquisition of BGS, dated August 28, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: August 28, 2008	By:	/s/ Dr. Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer